AGREEMENT


Agreement for  advertising  services  effective July 1, 1999,  between  Infocast
Corporation, (hereinafter referred to as the "Client") with offices at 1 Richmond Street West, Suite 902, Toronto, Ontario, M5H 3W4 and Lasso Communications Inc. (hereinafter referred to as the "Agency") with offices at 1881 Yonge Street, Suite 500, Toronto, Ontario, M4S 3C4

Whereas the Agency has the facilities and expertise to provide advertising services in Canada and is willing to provide such advertising services to Client in relation to such of Client's products and services as designated by Client and accepted by Agency; and

Whereas Client wishes to avail itself of such advertising facilities services and expertise;

Now therefore in consideration of the mutual promises made herein and for other good and valuable consideration, the parties do agree as follows:

1. TERM. The term of this Agreement (the "Term") shall commence effective July 1, 1999 and continue for a fixed term until May 31, 2000 (the "Initial Term"). Thereafter this agreement, shall be automatically renewed from year to year (the "Renewal Term"), unless either party delivers written notice of termination as hereinafter provided.

2. PRODUCTS. Client hereby engages the Agency to perform, in Canada and the U.S. (the "Territory"), advertising services customarily performed by an advertising agency in respect of the Client products and services designated by the Client and agreed to by the Agency (collectively referred to herein as "Client Products").

3. SERVICES. Agency shall provide in the Territory the following core advertising services in respect of the creation, production and placement of authorized Client advertising in the Territory for the Client Products:

A.       General Advertising
         -------------------

         i) the development, preparation and production of copy, layouts, and/or finished advertisements, for all types of print media including, without restriction, newspaper, magazine, all forms of outdoor advertising, billboards, transit advertising, in-store advertising;

         ii) the preparation of copy, storyboard, finished films, tapes and/or recordings for all types of broadcast media including, without restriction, television, radio, video formats of all kinds, electronic messaging, theaters and cinemas;

         iii) the purchase of artwork, engravings, film, tapes, and/or other mechanical and collateral materials;

         iv) testimonials, endorsements, researchers, etc., on Client's behalf with Client's written approval;

B.       Media
         -----

         i)       to provide, media planning, buying and reporting;

         ii) the auditing of all billings submitted by all media or other parties for material and services provided;

         iii) strategic input and recommendations on an ongoing basis as may be reasonably requested by Client.

C.       Interactive Media Services
         --------------------------

         i)       to  provide   web-site   design  and   development,   software
                  engineering and application development.

D.       General
         -------

         i) the carrying out of such special assignments within the framework of this Agreement as Client and Agency may agree, from time to time, in writing.

4. COMPENSATION. The Agency shall be compensated according to the terms set forth in Schedule A, attached hereto and made part hereof (the "Agency Compensation").

5. AGENT STATUS. The Agency will conduct and represent itself as agent for the Client. The Agency shall not enter into any contract or make any commitment on behalf of the Client, unless Client's approval of such contract or commitment has first been secured.

6.       OWNERSHIP.

         A. All creative materials (herein collectively referred to as "Creative Material") adopted by the Client for use in its advertising shall, as between Client and the Agency be the sole and exclusive property of Client provided Client has fully paid Agency for the costs of production, out-of-pocket expenses and all outstanding fees and commissions owing to Agency in respect of such Creative Material.

         B. In consideration of the payments aforesaid, Agency hereby assigns to Client copyright in the Creative Material and Client shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available in the Creative Material. Agency agrees to give Client, at Client's expense, all assistance reasonably required to perfect such rights.

         C. Agency agrees that with respect to all items prepared for and submitted to Client containing or proposed to contain any pre-existing or third party created materials in respect of which rights have been reserved by some third party (hereinafter collectively referred to as "Third Party Works"), Agency will specifically identify all Third Party Works.

         D. Any agreement or license for Third Party Works, authorized by Client and entered into by Agency on behalf of Client with a third party, shall be entered into in the name of the Client.

         E. Notwithstanding anything to the contrary herein contained, all copyright, patents and code, including source and object code for any programs designed by Agency relating tot he provision of Interactive Media Services to Client shall remain the sole property of the Agency.

7. DOCUMENT RETENTION/DESTRUCTION. The Agency shall retain for two years all contracts, papers, correspondence, copy books, account, invoices, and all other information in its possession relating to the business of the Client and make all of such material or such portions of it as the Client may reasonably request available at the Agency's principal office for examination, copying and retrieval by the Client's authorized representatives at such times during the Agency's normal business hours as the Client may reasonably request.

         On an annual basis, stored artwork, mechanicals, film and tape shall be reviewed and at the written direction of the Client be (i) retained by Agency, (ii) returned to Client, provided that there is no undisputed overdue indebtedness owing by Client to Agency, or (iii) destroyed.

8. CONFIDENTIALITY. Client will supply all information reasonably requested by the Agency as necessary for the performance of its duties and obligations hereunder. Unless otherwise specified by Client, all information obtained from Client shall be held in confidence by Agency and the Agency will not disseminate or utilize such information for its own purposes and will restrict dissemination of such information within its own personnel on a "need to know basis" both during the Term of this Agreement and after its termination. Upon termination of this Agreement, the Agency will return to Client all copies of documents or other material containing such information.

         Notwithstanding the foregoing, the Agency shall have no obligation to keep confidential information which (a) is or becomes generally available to the public through no fault of the Agency, (b) is disclosed to others by Client without obligation of confidentiality,
         (c) was known to the Agency prior to its being obtained from Client by the Agency, and (d) required to be disclosed by statute, regulation, court order or legal process.

         Client expressly reserves the right, in its own discretion and for reasons deemed by it to be sufficient, to modify or reject any and all schedules, plans or production submitted by the Agency and to instruct the Agency to cease work on any schedules, plans or production performed on its behalf. All such advice or instructions shall be given in writing. When advised to cease work, the Agency shall immediately cease internal activities and notify all publishers, printers, engravers, artists, designers or other third parties engaged in carrying out such schedules or plans to cease work thereon. Client shall be liable for all non-cancellable committed costs and penalties incurred.

9. APPROVAL OF ESTIMATES. The Agency shall not commence work on any project on behalf of Client, unless and until they have submitted an estimate for that project to Client, and in turn have received a written approval of that estimate from Client. In case of any changes affecting the ultimate billing to Client as it would relate to the estimate by more than 10%, the Agency will submit written revisions to Client, and not proceed with the project until such revisions have been approved in writing by Client.

10. A. AUTHORIZED CLIENT PERSONNEL. Client shall advise the Agency of the individuals authorized by Client to provide the instructions, advice and/or approvals called for under this Agreement.

         B. AGENCY PERSONNEL. Agency will involve such Agency personnel as may be required to perform the Services.

11. DUE CARE. The Agency shall exercise all reasonable due care and precautions in the preparation and examination of all material used by it on behalf of Client.

12. ETHICAL APPLICATIONS. The Agency has the right to refuse to handle any advertising or other service that, in its opinion, does or may violate a law, regulation, or self-regulatory rule or policy to which the Agency, Client or the media have subjected themselves. In any such event, the Agency shall, at Client's request and expense, furnish counsel's opinion.

13. INDEMNIFICATION. Client shall indemnify Agency against any liabilities and expenses (including reasonable attorney's fees) Agency may incur as a result of any loss, liability, claim, cause of action, suit, damage, injury, cost or expense relating to:

                  (i) any undertaking or obligation on the part of Client under this Agreement;

                  (ii)     Client Products;

                  (iii) any alleged injury or death to persons or injury or damage to property during the term of this Agreement if such injury occurs as a result of acts of Client or Client's employees, whether said loss is sustained by Agency or any other person(s) or third party.

                  (iv) false, deceptive, or misleading description, depiction or comparison of Client and/or competitive products results directly and to the extent that inaccurate information, material or data was supplied by or on behalf of Client to Agency.

         Upon the assertion of any claim or the commencement of any suit or proceeding against Agency by and third party that may give rise to liability of the Client hereunder, the Agency shall promptly notify the Client of the existence of such claim for Client's defense and/or settlement of the claim at Client's own expense and with counsel of its own selection. Agency shall at all times have the right to fully participate in such defense at its own expense and shall not be obligated, against its consent, to participate in any settlement which it reasonably believes would have an adverse affect on its business. The Agency shall make available to the Client all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure a proper and adequate defense. The Agency shall not make any settlement of any claims which might give rise to liability of an Client hereunder without the prior written consent of the Client.

14. TRADE-MARKS. Agency shall ensure that all Client advertising, creative and promotional material prepared by the Agency which contains any of the Client's trade-marks as identified to the Agency from time to time properly and accurately identifies the Client's trade-marks in accordance with any Client written trade-mark policy delivered to the Agency.

15. INSURANCE. During the Term of this agreement, the Agency shall, at its own cost and expense, maintain the following insurance in full force and effect:

         (a) Agency shall maintain in full force and effect at its own cost and expense an advertising Agency Liability Policy issued by an insurance company acceptable to Client protecting against the following named perils: libel; slander; defamation; infringement of copyright or of title or slogan; piracy; plagiarism; unfair competition or idea misappropriation under implied contract; and/or invasion of rights of privacy, in an amount not less than $1,000,000; and

         (b) Comprehensive general liability insurance providing coverage for operations and for contractual liability with respect to liability assumed by the Agency hereunder. The limits shall be not less than $1,000,000 for bodily injury per occurrence and $1,000,000 for property damage; or alternatively, the limits shall be not less than $2,000,000 combined single limit coverage.

16. AGREEMENT NOT ASSIGNABLE. This Agreement is not assignable. Provided that Agency and Client hereby agree that either of them may assign their respective interests, rights and obligations under this Agreement to any entity with which such party has merged or amalgamated or by which such party has been acquired or to which fifty percent (50%) or more of such party's capital stock, partnership interest or other analogous ownership interest has been sold or transferred, provided that such transferee assumes the transferor's obligations hereunder.

17. NOTICE. Communications, notices, directions and demands which either party hereto desires, or may under the provisions of this Agreement be required, to make or give the other shall be properly given and shall be in full compliance with the Terms hereof, if in writing, and delivered or sent by prepaid first class mail addressed to:

         To Agency:                 Lasso Communications Inc.
                                    1881 Yonge Street
                                    Suite 500
                                    Toronto, Ontario
                                    M4S 3C4

                                    Attention:  President


         To Client:                 Infocast Corporation
                                    1 Richmond Street West
                                    Suite 902
                                    Toronto, Ontario
                                    M5H 3W4

                                    Attention:  President

         Any communications, notice or direction so given shall be deemed to have been given and received when delivered or when sent by mail on the fifth business day following the day on which it was so mailed, subject to disruptions in the postal service. The Agency and Client may from time to time by notice aforesaid change their respective addresses for notice hereunder.

18. TERMINATION. The Initial Term of this Agreement is non-cancellable by the Client. In the event: i) the Client purports to terminate or cancel this Agreement prior to the end of the Initial Term for whatever reason; or ii) the Agency terminates this Agreement for material breach by the Client, the unpaid balance of the retainer fee set out in Schedule A shall immediately become due and payable in full, and any outstanding adjustments to such retainer fee and all outstanding disbursements shall immediately become due and payable.

         The Agency may terminate this Agreement for convenience during the Initial Term on at least thirty (30) days prior written notice in which event none of the retainer fee installments which would have become due subsequent to the effective date of termination shall be payable, provided that any Agency compensation payable on a periodic basis shall be prorated to the effective date of termination.

         The Agency will be paid in full, in accordance with the terms of this Agreement and the attached Schedules, for all authorized costs, charges, expenses and disbursements incurred prior to the effective date of termination.

         The Agency's rights, duties and responsibilities shall continue during the applicable termination notice period.

         During any renewal terms following the Initial Term, either party shall have the right to terminate this Agreement at any time upon ninety (90) days prior written notice to the other.

         Effective upon the termination of this Agreement by Client or Agency, Client agrees to assume, and to indemnify and hold harmless Agency from, any responsibility for all talent payment for the post-termination use or re-use of advertising materials, which payments may be required pursuant to any applicable performers' union agreement, including without limitation ACTRA and L'Union des Artistes; and Client further agrees to so notify the applicable union in writing, copying the Agency (or to execute Agency's notification for, if so requested) forthwith upon termination of this Agreement. The Agency shall provide a list of all such continuing obligations.

         The provisions of this Agreement relating respectively to Ownership, Confidentiality and Indemnification shall not be affected by any termination of this Agreement.

19. NO PARTNERSHIP. This Agreement is a contract for the performance of a service, and nothing shall be construed as constituting either party the employer, servant, partner, or joint venture of the other.

20. WAIVER. No waiver by either party of the breach of any provision of this Agreement shall be construed to be a waiver of any preceding or succeeding breach of the same or any other provision.

21. REMEDIES CUMULATIVE. Either party's various rights and remedies hereunder shall be cumulative, and the exercise or enforcement of any one or more of them shall not preclude either party from exercising or enforcing any of the others or any right or remedy allowed by law.

22. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the Province of Ontario.

In Witness Whereof, the parties have duly executed this Agreement


INFOCAST CORPORATION


By: /s/ (signature is illegible)

Title:  President

Date:   July 20, 1999

By:     A.T. Griffis

Title:  Chairman

Date:   July 20, 1999



LASSO COMMUNICATIONS INC.


By: /s/ (signature is illegible)

Title:  Chief Executive Officer

Date:   June 15, 1999


By:     /s/ (signature is illegible)

Title:  Chief Financial Officer

Date:   June 15, 1999

                                  SCHEDULE "A"
                                  ------------

                               AGENCY COMPENSATION
                               -------------------

     Compensation Basis
     ------------------

1.       FEE COMPONENT

(a) The Client shall pay Agency for the services described in the agreement to which this schedule is attached (the "Agreement") in accordance with the following fees and rates:

         i) RETAINER: Agency shall bill the Client, and the Client shall pay the Agency an annual retainer fee of $250,000 (plus GST) payable in equal monthly installments of $20,833 (plus GST) in advance, with the first payment payable on execution of this Agreement and thereafter on the first day of each month during the Initial Term until the last payment is made on May 1, 2000. During any Renewal Term the retainer fee shall continue at an annual rate equal to the immediately previous year's annual retainer fee and shall continue to be payable monthly in advance in equal monthly installments, unless at least sixty (60) days prior to the end of the Initial Term or any subsequent Renewal Term, the retainer fee is renegotiated and fixed between the parties. Notwithstanding payment of the monthly installments paid in respect of the retainer fee, actual staff time will be reported to Client monthly. Staff time will be summarised in a report delivered every six months ("Reporting Period") which report shall set out the staff time spent on behalf of the Client at the Agency's then current blended hourly rate (currently $145 per hour) applied against Client's account.

         ii) RETAINER ADJUSTMENT INITIAL TERM: In the event the aggregate of the staff time charges calculated at the applicable blended hourly rate for the first Reporting Period during the Initial Term of this Agreement exceeds the aggregate of the monthly installments paid during the first Reporting Period, Client shall forthwith, upon delivery of the report for the said Reporting Period, pay to Agency the shortfall (plus GST) as indicated on such report (the "First Period Differential").

         Within 90 days following the end of the second Reporting Period during the Initial Term of this Agreement, the Agency shall provide the Client with a summary report (the "Annual Report") of the total staff time spent on behalf of the Client during the first two Reporting Periods of the Initial Term.

         In the event the aggregate of the staff time charges calculated at the applicable hourly rate for the two Reporting Periods set out in the Annual Report (the "Annual Staff Charges") exceeds the aggregate of the monthly installments paid during the said two Reporting Periods plus any First Period Differential paid to the Agency (the "One Year Aggregate"), Client shall forthwith, upon delivery of the report for the said Reporting Period, pay to Agency the shortfall as indicated in such report.

         In the event the Client has paid to Agency a First Period Differential, and the Annual Staff Charges are less than the One Year Aggregate, Agency shall forthwith after delivering the Annual Report, rebate to the Client the difference between the One Year Aggregate and the Annual Staff Charges provided that the aforesaid rebate shall not exceed the First Period Differential.

         iii) RETAINER ADJUSTMENT RENEWAL TERM: During any Renewal Term, the provisions and formulae contained in Section 1(a)(ii) with respect to the adjustment of the retainer fee shall apply mutatis mutandis to each particular Renewal Term.

(b) The Client shall pay to Agency, in advance, all amounts required to secure media space and time, including newspaper, periodical, trade paper, public vehicle transit, radio, television, outdoor, direct mail advertising and other similar advertising expenditures. The Agency shall have no obligation to advance any sums on behalf of the client for the purchase of media. The Agency will allow the Client the benefit of any arrangements the Agency is able to make with media for terms more favourable than published rate card rates. The Agency shall not be entitled to a commission on the placement of media by the Agency.

(c) For Client approved expenditures for externally produced layouts, storyboards, artwork, photographs, type composition, mechanicals, engravings, electro-typing, patterns, plates, mats, printing film etc., and for all elements of broadcast production including, without limitation, external storyboards and artwork, music, recording session(s), talent payment and repayment, colour corrections, rights of all kinds, release prints, and for all other similar and comparable items required in and for the production of print, outdoor, transit, radio and television advertising, the Agency shall bill the Client at net cost to Agency. Agency agrees to obtain at least three quotes for the external jobs as noted above when the job is estimated to exceed $15,000.

(d) All expenditures shall be supported by invoices and purchase orders which shall be made available to Client upon request.

(f)      Client will pay for Client approved:

         (i)      product testing and product and package development;

         (ii) sample surveys for measuring the size, characteristics and trends of markets;

         (iii) advertising testing both before advertising is exposed in media and after advertisements or campaigns are in use; and

         (iv) production, time and space costs, inclusive of commission, incurred in the testing of copy.

         For all such research, Client will be billed and pay to Agency, supplier's invoices and out-of-pocket expenses at net cost plus 15%

(g) Other expenses not specifically identified will be agreed between the Client and Agency prior to their expenditure.


2.       Miscellaneous Costs and Charges
         -------------------------------

(a) The Client will pay at net cost reasonable travel and accommodation expenses for Agency personnel associated with the creation and production of television and radio commercials or print advertisements. Such expenditures must be authorized in advance by the Client as part of a production estimate.

(b) The Client will pay, on a net basis, travel and accommodation expenses of Agency personnel who attend presentations, business or sales meetings at the Client's request. The cost of travel between Agency offices and Client offices within the same municipality are not payable by Client.

(c) The Client will pay Agency charges at net cost for:

         (i)      long distance telephone and facsimile (FAX) charges;

         (ii)     all extraordinary documents' duplication;

         (iii) courier, shipping, delivery or storage charges for extraordinary service specifically requested by Client; other than as aforesaid, each of Client and Agency shall be responsible for all their shipping, delivery and courier charges for shipments (including without limitation, all forms of correspondence) originating from each of their own respective offices;

         Receipts and invoices in support of such charges shall be made available upon request by Client.

(d) The Client will pay all customs duties, federal, provincial and state taxes, GST and any other value added taxes, excise taxes and any other taxes (other than Agency's income taxes) applied to or which may become applicable to any of the fees, costs, charges and expenses billed, charged or invoiced to the Client hereunder.

3.       Vendor's Discounts
         ------------------

All discounts in the amounts allowed to the Agency from all vendors for prompt payment, volume, frequency and other similar discounts will be passed on to Client.

4.       Payment Terms
         -------------

The Agency will submit its accounts for amounts other than the fixed fee retainer, monthly by the fifteenth day of the next subsequent month. The terms of payment, for amounts other than the fixed fee retainer, are net 30 days.
Media costs and charges will be billed in advance by media estimate and, notwithstanding the foregoing, must be received by Agency prior to Agency booking or ordering the media. Client's funds shall be in the Agency's hands in time for the Agency to make timely payment to other suppliers and where applicable, to secure discounts. On Agency request, the Client shall advance to Agency any amounts for external supplier costs and expenses detailed in Client approved Agency estimates. Overdue fees and accounts will be charged a late payment interest penalty of 2% per month (24% per annum).